Exhibit 10.18

Magnetech Integrated Services Corp.

2005 STOCK OPTION PLAN

1. Purpose. The purpose of the Magnetech Integrated Services Corp. 2005 Stock Option Plan (the “Plan”) is to provide certain key executives of Magnetech Integrated Services Corp. (the “Corporation”) and/or any of its subsidiaries (collectively, “Magnetech”), all of whom are instrumental in the management and operation of the business of Magnetech, an opportunity to acquire shares of the common stock of the Corporation (“Common Stock”), thereby providing them with an increased incentive to work for the success of Magnetech and to enable Magnetech to attract and retain capable key executives. An executive officer may acquire shares of Common Stock by exercising one or more options to acquire Common Stock (each, an “Option”) granted to such executive officer in accordance with this Plan. It is intended that Options issued pursuant to this Plan shall constitute either: (a) a qualified Incentive Stock Option (“ISO”) within the meaning § 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or (b) a non-qualified Stock Option (“NQSO”) which will include all other Options issued under this Plan that do not qualify as an ISO under § 422 of the Code. An NQSO (but not an ISO) may be issued to a member of the Corporation’s Board of Directors to the extent provided herein.

2.  Administration of the Plan. The Plan shall be administered by the Corporation’s Board of Directors (“Board”) or by a Committee of Directors appointed by the Board to administer the Plan (the “Committee”). As used herein, the term “Board” shall be understood to refer to the Board if no Committee has been appointed, or shall be understood to refer to the Committee if the Board has appointed a Committee to administer the Plan. The Board may act either at a meeting at which a majority of the members of the Board are present or by a written consent signed by all members of the Board. The Board shall have the sole and conclusive authority to determine, consistent with and subject to the provisions of the Plan:

(a) the employees (and/or members of the Board for NQSO’s) to whom Options may be granted;

(b) whether the Option granted is an ISO or a NQSO (Board members may only receive NQSO’s);

(c) the date when an Option shall be granted hereunder;

(d) the number of shares of Common Stock subject to, and the expiration date of any Option, which expiration date shall not exceed five (5) years from the date of grant;

(e) the manner, time and rate (cumulative or otherwise) of exercise of each Option;

(f) the price to be paid per share of Common Stock upon the exercise of each Option (the “Exercise Price”), which shall not be less than the fair market value of such Common Stock on the date such Option is granted; and

(g) the terms and conditions of the respective agreements by which Options shall be evidenced.

The Board shall also have authority to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the implementation and administration of the Plan.

3. Eligibility. The Board, consistent with the purposes of the Plan, may grant (a) NQSO’s to one or more Members of the Board, and (b) ISO’s and/or NQSO’s to executive employees of Magnetech, who in the Board’s discretion, are materially responsible for the management and operation of the business of Magnetech (each, an “Optionee”). Subject to the provisions of Section 5 hereof, an individual who has been granted an Option under the Plan, if he or she is otherwise eligible, may be granted an additional Option or Options if the Board shall so determine.

4. Stock Subject to the Plan. There shall be reserved for issuance upon the exercise of Options granted under the Plan, two million (2,000,000) shares of Common Stock, which may be either authorized but unissued shares of the Corporation, or issued shares heretofore or hereafter reacquired by the Corporation and held as treasury shares. Subject to Section 7 hereof, the number of shares for which Options may be granted under the Plan shall not exceed the number of shares set forth in this Section. If any Option expires or terminates for any reason without having been exercised in full, the shares subject thereto (which have not been purchased) shall become available for other Options under the Plan, unless the Plan has terminated.

5. General Terms and Conditions of Option. Each Option granted under the Plan shall be subject to the following terms and conditions and to such other terms and conditions not inconsistent therewith as the Board may deem appropriate in each case:

(a) Type of Option. Each Option shall indicate whether it is intended to be an ISO or a NQSO. Employees may receive an ISO or a NQSO; Board Members may only receive a NQSO. To the extent it is designated as an ISO, it is understood that all requirements of the Code in order to qualify the Option as an ISO must be met.

(b) Option Price. Each Option shall state an Exercise Price, which shall be not less than 100% of the fair market value of the shares of Common Stock of the Corporation on the date of the granting of the Option. With respect to each Option that is an ISO, in no event may any person who owns (after application of the ownership rules in Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of Common Stock of the Corporation be granted an ISO hereunder unless at the time such ISO is granted the Exercise Price is at least 110% of the fair market value of the Common Stock subject to the ISO.

(c) Term of Option. An Option shall not be exercisable after the expiration of such period as shall be fixed by the Board at the time such Option is granted, and in no event, shall such period exceed five (5) years from the date on which such Option is granted.

(d) Payment of Exercise Price. The Exercise Price for each share of Common Stock purchased upon exercise of an Option shall be paid in full in cash at the time of such exercise, unless the Board specifically agrees to another form or term for payment (with respect to any ISO, payment terms must comply with the requirements of Section 422 of the Code). The Board shall have the authority to grant Options exercisable in full at any time during their term, or exercisable in such installments, equal or non-equal, as the Board shall determine.

(e) Termination of Option.

(i) Employee Optionees. If an Employee Optionee prior to age 65 terminates his or her employment with Magnetech for any reason other than death, “Disability” or “Good Reason” (as defined in 5(k) below), or is involuntarily terminated by Magnetech for “Cause” (as defined in 5(k) below), any Options held by such Optionee and not exercised as of the date immediately preceding such date of termination shall be deemed canceled and no longer exercisable. A leave of absence approved by the Board shall not constitute cessation of employment. In the event of termination of an Employee Optionee’s employment: (i) by the Optionee for Good Reason, (ii) by Magnetech without Cause, (iii) after attaining age 65, or (iv) due to death, the Optionee shall have a three (3) month period after termination to exercise the Option as provided in Section 6(c) hereof; in the event of termination due to Disability the Optionee shall have one (1) year following termination of employment to exercise the Option as provided in Section 6(c) hereof.

(ii) Board Member Optionees. If the Board or the shareholders of the Corporation remove a Board Member Optionee prior to the end of his or her term for any reason that the Board or shareholders determine to be actions or omissions by the Board Member that were materially detrimental to the Corporation and/or constituted a failure by the Board Member to perform his or her duties to the Corporation in accordance with the standards of conduct set forth in Ind. Code§ 23-1-35-1, then any unexercised Options held by such Optionee as of the date immediately preceding the effective date of such removal from the Board shall be deemed cancelled and no longer exercisable; a termination for the reasons set forth in this sentence shall be referred to herein as a “Malfeasance Termination”. In the event of termination of a Board Member Optionee’s service on the Board for any reason other than a Malfeasance Termination, the Board Member

Optionee shall have a three month period after termination as a Board Member to exercise the Option as provided in Section 6(c) hereof.

(f) Nontransferability of Option. An Option under this Plan may not be transferred by the Optionee otherwise than by will or the laws of descent and distribution, except that an option may be transferred by the Optionee to a revocable trust, or any other trust qualifying as a “grantor trust” under Sections 671-677 of the Code, to be held during the lifetime of the Optionee for his or her benefit. During the lifetime of the Optionee an Option shall be exercised only by the Optionee under this Plan.

(g) Investment Representations. Unless the transfer of shares of Common Stock subject to an Option is registered under applicable federal and state securities laws, by accepting an Option, each Optionee shall be deemed to agree that any Option granted to the Optionee and any and all shares of Common Stock purchased upon the exercise of the Option shall be acquired for investment and not with a view to, or for the sale in connection with, any distribution thereof, and each notice of the exercise of any portion of an Option shall be accompanied by a representation in writing, signed by the Optionee or the Optionee’s legal representatives, as the case may be, that the shares of Common Stock are being acquired in good faith for investment and not with a view to, or for sale in connection with, any distribution thereof (except in case of the Optionee’s legal representatives for distribution, but not for sale, to the Optionee’s legal heirs, legatees and other testamentary beneficiaries). Any shares issued pursuant to an exercise of an option will bear a legend evidencing such representations and restrictions.

(h) Maximum ISOs. The aggregate fair market value (determined as of the time the Option is granted) of Common Stock subject to ISOs that are exercisable for the first time by an employee during any calendar year under the Plan or any other plan of Magnetech shall not exceed $100,000. For this purpose, the fair market value of such shares shall be determined as of the date the Option is granted and shall be computed in such manner as shall be determined by the Board, consistent with the requirements of Section 422 of the Code. If the immediate exercisability of ISOs arising from the death or Disability of an Optionee or liquidation or merger of the Corporation (or any other event under this Plan that causes an ISO to be immediately exercisable) would cause this $100,000 limitation to be exceeded for an Optionee, such ISOs shall automatically be converted into NQSOs as of the date on which such ISOs become exercisable but only to the extent necessary to comply with the $100,000 limitation.

(i) Agreement. Each Option shall be evidenced by an agreement (“Option Agreement”) between the Optionee and the Corporation. With respect to ISOs, the Optionee generally may not sell or transfer the shares of Common Stock received upon exercise of the Option to the extent such sale or transfer takes place prior to the later of (a) two (2) years from the date of grant of the Option or (b) one (1) year from the date of exercise of the Option. The Option Agreement shall include the

Option term and exercise conditions, in addition to such other terms, conditions and restrictions which the Board, in its discretion, deems appropriate.

(j) Certificates. The certificate or certificates for the shares issuable upon an exercise of an Option shall be issued as promptly as practicable after such exercise. An Optionee shall not have any rights of a shareholder in respect to the shares of Common Stock subject to an Option until the date of issuance of a stock certificate for such shares. In no case may a fraction of a share be purchased or issued under the Plan, but if, upon the exercise of an Option, a fractional share would otherwise be issuable, the Corporation shall pay cash in lieu thereof.

(k) Definitions.

(i) Termination for “Cause” shall be defined as termination of employment of the Optionee by Magnetech for any of the following reasons:

(a) Optionee’s conviction of any felony (whether or not involving Magnetech) which constitutes a crime of moral turpitude or which is punishable by imprisonment in a state or federal correction facility;

(b) Actions by Optionee involving willful malfeasance or gross negligence;

(c) Optionee’s commission of an act of fraud or dishonesty, whether prior or subsequent to the date hereof, upon Magnetech;

(d) Optionee’s failure to perform his duties as an employee to the reasonable satisfaction of the Board or other material breach of the terms and conditions of his employment; provided that termination of Optionee’s employment pursuant to this subparagraph (d) shall not constitute valid termination for “Cause” unless Optionee shall have first received written notice from Magnetech stating the nature of the material breach, failure or refusal and affording Optionee at least ten (10) days to correct such breach, failure or refusal to the satisfaction of the Board; or

(e) Optionee’s willful violation of any reasonable rule or regulation applicable to all senior executives if such violation is not cured to the satisfaction of the Board promptly following notice to Optionee.

(ii) The term “Disability” shall mean a mental or physical condition which, in the opinion of a licensed physician selected by the

Board, prevents the Optionee from engaging in the principal duties of his or her employment with Magnetech and is either: (a) a permanent disability that is likely to result in the death of the Optionee, or (b) a disability that has continued for at least 6 months and which is likely to continue for a lengthy or indefinite period.

(iii) “Good Reason” means termination of employment by an Optionee due to one of the following: (a) the failure of Magnetech to pay any amount due to Optionee as an employee, which failure persists for fifteen (15) days after written notice of such failure has been received by Magnetech; (b) any material reduction in Optionee’s title or a material reduction in Optionee’s duties or responsibilities (unless such reduction is for Cause); (c) any material adverse change in Optionee’s base salary (unless such reduction is for Cause) and/or any material adverse change in Optionee’s benefits (other than changes that affect other management employees of Magnetech to the same or comparable extent); (d) any relocation of the premises at which Optionee works to a location more than 25 miles from such location, without Optionee’s consent; or (e) Magnetech’s material breach of any written employment agreement between Optionee and Magnetech, which breach has not been cured within 15 days of written notice from Optionee specifying in reasonable detail the nature of such breach.

(l) No Right to Continued Service. Nothing in the Plan or in any agreement entered into pursuant hereto shall confer on any person any right to continue in the employ of Magnetech or affect any rights Magnetech may have to terminate the Optionee’s service at any time.

6. Exercise of Options.

(a) Except as otherwise provided in Section 6(c), an Option granted under the Plan shall be exercisable only during the lifetime of the Optionee to whom such Option was granted and only by the Optionee; provided that the Optionee has maintained Continuous Service with Magnetech since the date of grant of such Option. For purposes of this Section 6, the term “Continuous Service” means the absence of any interruption or termination of service as an officer or employee of Magnetech. Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Board.

(b) To exercise an Option under the Plan, the Optionee to whom such Option was granted shall give written notice to the Corporation in a form satisfactory to the Board (and, if partial exercises have been permitted by the Board, by specifying the number of shares of Common Stock with respect to which the Optionee elects to exercise such Option) together with full payment of the Exercise Price to the extent required under Section 5(d) of this Plan and/or under the Option Agreement. The date of exercise shall be on the date on which such notice is actually received by the Corporation.

(c) In the event of a Board Member Optionee’s Board service termination for reasons other than Malfeasance Termination, or the termination of an Employee Optionee’s employment: (i) by the Optionee for Good Reason, (ii) by Magnetech without Cause, (iii) after attaining age 65, or (iv) due to death, any Options held by such terminated Board member or terminated employee shall be considered fully exercisable by the Optionee, or the person to whom any Option held by the Optionee at the time of his death is transferred by will or the laws of descent and distribution, within the three (3) month period immediately following the date of termination of service as a Board Member or termination of employment, whichever applies (but in no event later than the period fixed by the Board in accordance with Section 5(c) above), unless the Option provides otherwise. In the event of termination of employment due to Disability, the period of exercise will continue until twelve (12) months after termination of employment for Disability. Notwithstanding anything contained herein to the contrary, the Board, in its sole discretion, may redeem any Options of a deceased or disabled Optionee, or upon the Retirement of an Optionee, by paying to the Optionee or the Optionee’s personal representative, an amount equal to the difference between the option price and the then fair market value of the Common Stock (as determined in accordance with Section 422 of the Code with respect to an ISO).

(d) Subject to the express provisions of the Plan, and within the limitation of the Plan, the Board may modify, extend or renew outstanding Options or accept the surrender of outstanding Options and authorize the granting of new Options in substitution therefor. However, no modification of an Option shall impair the rights of the holder thereof without his or her consent. The Board may not decrease directly or indirectly (by cancellation or substitution of Options or otherwise) the Exercise Price applicable to any Option; however, this prohibition shall not prevent the granting of an additional Option to a person holding an earlier Option which is exercisable at a higher Exercise Price.

7. Adjustment of Shares. In the event of any change after the effective date of the Plan in the outstanding shares of stock of the Corporation by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares, exchange of shares, merger or consolidation, liquidation, or any other change after the effective date of the Plan in the nature of the shares of stock of the Corporation, the Board shall determine what changes, if any, are appropriate in the number and kind of shares of stock reserved under the Plan, in the number of shares which may be issued to any individual in any calendar year and in the option price under and the number and kind of shares of stock covered by outstanding Options granted under the Plan. Any determination of the Board hereunder shall be conclusive.

8. Change in Control. Notwithstanding anything to the contrary herein, or in any Option Agreement, upon a Change in Control all Options granted under this Plan prior to said date shall be immediately exercisable in full, and any Optionee employed as of said date may exercise such Options for a period of 30 days after said date regardless of whether the Optionee’s employment with Magnetech is terminated. A Change in Control shall be deemed to have occurred upon the happening of any of the following:

(a) the consummation of a plan of merger or consolidation of the Corporation with any other entity as a result of which the holders of the voting capital stock of the Corporation receive less than 50 percent of the voting capital stock of the surviving or resulting entity;

(b) the sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Corporation; or

(c) the approval by the shareholders of the Corporation of any plan or proposal for the liquidation or dissolution of the Corporation.

9. Effect of Sale or Merger on Options. In the case of any merger, sale, or other combination where the Corporation does not survive as a continuing entity, the Corporation will (to the extent feasible) give notice to each Optionee promptly after a definitive agreement of merger, sale or other combination is reached between the Corporation and any third party. To the extent the transaction takes place and the Corporation does not survive, all Options shall become immediately exercisable effective on or before the day immediately before the date of merger, sale or other combination occurs or such earlier date as is specified by the Board. Failure to exercise any Option on or before the date any transaction takes place in which the Corporation does not survive, will result in cancellation of any unexercised Options as of the date of such transaction unless otherwise agreed to by the Board and the third party which is the surviving entity after any such merger, sale or other combination.

10. Amendment. The Board of Directors of the Corporation may amend the Plan from time to time, except that without the approval of the Corporation’s shareholders:

(a) the number of shares of Common Stock which may be reserved for issuance under the Plan may not be increased except as provided in Section 7 hereof; and

(b) the period during which an Option may be exercised may not be extended beyond ten (10) years from the date on which such Option was granted.

No amendment of the Plan may, without the consent of the Optionee, make any changes in any outstanding Option theretofore granted under the Plan which would adversely affect the rights of such Optionee.

11. Termination. The Board of Directors of the Corporation may terminate the Plan at any time, and no Option shall be granted thereafter. Such termination, however, shall not affect the validity of any Option theretofore granted under the Plan. In any event, no incentive stock option may be granted after the conclusion of a five (5) year period commencing on the date the Plan becomes effective.

12. Indemnification of Board. In addition to such other rights of indemnification as they may have as directors, the members of the Board shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Board member is liable for negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding a Board member shall in writing offer the Corporation the opportunity at its own expense, to handle and defend the same.

13. Application of Funds. The proceeds received by the Corporation from the sale of Common Stock issued upon exercise of Options under the Plan will be used for general corporate purposes.

14. No Obligation to Exercise Option. The granting of an Option shall impose no obligation upon the Optionee to exercise such Option.

15.  Successors. The Plan shall be binding upon the successors and assigns of the Corporation.

16. Governing Law. Except to the extent governed by federal law, the terms of Options and the rights and obligations of the Corporation, each Optionee and their successors in interest hereunder, shall be governed by Indiana law without regard to conflict of law rules.

17. Government and Other Regulations. The obligations of the Corporation to issue or transfer and deliver shares under Options granted under the Plan shall be subject to compliance with all applicable laws, governmental rules and regulations, and administrative action.

18. Effective Date. The Plan shall become effective when it shall have been approved by the Corporation’s Board of Directors; provided that the shareholders also approve such plan within twelve (12) months after the Board of Directors adopts the Plan.

19. Shareholder Agreement. The Board may require Optionees to execute a form of shareholder agreement that restricts the rights of the Optionee to sell, assign, pledge or otherwise transfer shares acquired pursuant to the exercise of such Option and gives the Corporation an option or the obligation to purchase, for fair market value, any shares owned or acquired by an Optionee after he or she ceases to be employed by the Corporation.

Adopted Effective September 1, 2005

MAGNETECH INTEGRATED SERVICES CORP.

By:	/s/ John A. Martell